Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-42736 on Form S-8 of our report dated September 28, 2015, relating to the financial statements of the H&R Block, Inc. 2000 Employee Stock Purchase Plan appearing in this Annual Report on Form 11-K of the H&R Block, Inc. 2000 Employee Stock Purchase Plan for the year ended June 30, 2015.

/s/ Deloitte & Touche LLP
Kansas City, Missouri

September 28, 2015